EXHIBIT 99.1

Energy XXI Reports Fiscal Year-end Reserves,

Unaudited Preliminary Results and Capital Budget Data

•	Reserve additions replaced 385 percent of production
•	Full-year volumes rise 13 percent to average 21,800 BOE per day
•	Fiscal 2010 EBITDA estimated at $284 million
•	Fiscal 2011 initial capital budget set at $250 million
•	Exploration and development program advances

HOUSTON – Aug. 9, 2010 – Energy XXI (NASDAQ: EXXI) (AIM: EXXI) today provided key preliminary fiscal 2010 year-end data and discussed its fiscal 2011 capital program and operations.

Year-end Reserves
The company’s June 30, 2010 fiscal year-end proved reserves were estimated at 75.6 million barrels of oil equivalent (BOE), up 42 percent from the 53.1 million BOE estimated at June 30, 2009.  During fiscal year 2010, Energy XXI added 30.4 million BOE of proved reserves through acquisitions, discoveries, extensions of existing fields and revisions, while producing 7.9 million BOE, equating to a 385 percent proved reserves replacement rate.
Netherland, Sewell & Associates, Inc. (NSAI), independent oil and gas consultants, engineered 87 percent of the company’s proved reserves, on a valuation basis, with the remainder engineered in-house.  All of the company’s proved reserves are in the United States, 70 percent are proved developed, 63 percent are oil and natural gas liquids, and 37 percent are natural gas.  Attached tables provide additional reserves detail, including cost-incurred data.
 “We added nearly four times as many reserves as we produced during the year,” Energy XXI Chairman and CEO John Schiller said.  “Notably, our success drilling for ultra-deep exploration targets on the shallow-water Gulf of Mexico shelf is expected to drive major additional future increases.”
NSAI estimated the Davy Jones discovery on South Marsh Island Block 230 in 20 feet of water offshore Louisiana holds as much as 841 million BOE (104 million BOE net to the company) of contingent and prospective resources based on data obtained to-date.  Additional data or a flow test of the well may be required before the contingent resources can be moved to the proved, probable or possible reserves categories, and future drilling activity could add significantly to the discovery’s size.

Reserves Data
The following fiscal-year-ended June 30, 2010 estimates of proved, probable and possible reserves attributable to the company’s net interests in oil and gas properties were prepared primarily by NSAI, in conjunction with in-house reservoir engineers.

  June 30, 2010
                                                   Oil (MBBL)     Gas (MMCF)  Equivalent (MBOE)      PV10 ($000)(1)

Proved Developed Producing              26,162                          47,118                          34,015             1,079,155
Proved Developed Non-Producing     10,808                          46,492                          18,557           402,661
Proved Undeveloped                             10,513                          75,173                          23,042                367,100
Proved Reserves                                   47,483                      168,783                        75,614            1,848,916
Probables                                                   8,652                          47,040                          16,492                 403,223
Proved + Probables                               56,135                      215,823                        92,106            2,252,139
Possibles                                                    5,169                          40,957                          11,995                 279,528
Total Resources                                    61,304                      256,780                      104,101            2,531,667

(1)	Before tax, using prices of $75.75/barrel of oil and $4.10/Mcf of natural gas, before differentials, based on a first-of-the-month average for the 12 months preceding June 30, 2010.

Unaudited Preliminary Fiscal 2010 Data
The company expects to announce after the market close on Sept. 7, 2010, its results for the fiscal fourth quarter and year ended June 30, 2010, and today provided unaudited preliminary estimates for certain key data.  Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) for fiscal 2010 is estimated at $284 million, including about $79 million in the 2010 fiscal fourth quarter. Revenues are estimated to have totaled $499 million for the full fiscal year, including $139 million in the 2010 fiscal fourth quarter.  Production volumes are estimated to have averaged 21,800 BOE per day for the full fiscal year and 25,300 BOE per day for the 2010 fiscal fourth quarter.  At the June 30, 2010 fiscal year-end, Energy XXI had $14.2 million of cash on hand and $109.5 million drawn against its $350 million revolving credit facility.
“With production impacted by a third-party pipeline outage for most of the quarter, which was remedied by our completion of a pipeline lateral in mid June, Energy XXI still delivered solid volumes and cash flows in the fiscal fourth quarter,” Schiller said.

Capital Program Estimates
The company’s board of directors has approved an initial fiscal 2011 capital program of $250 million, compared with $145.1 million invested in fiscal 2010, excluding acquisitions.
“Our fiscal 2011 capital program includes roughly $190 million of spending within our core producing property portfolio, plus about $60 million for high-impact ultra-deep exploration and development activities on the shallow-water Gulf of Mexico shelf,” Schiller said.

Approximately 44 percent of the fiscal 2011 budget targets development drilling, including the delineation well at the Davy Jones discovery. About 17 percent targets exploration drilling, which includes the Blackbeard East and Lafitte prospects.   Another 7 percent is for well workovers and recompletions, while about 5 percent is earmarked for facilities and 4 percent is for seismic and land acquisition.  The remainder is for abandonment, capitalized administrative and other costs.

Shelf Exploration and Development Activity
Energy XXI has remained active within its core producing properties and has received permits to perform workovers, recompletions and sidetracks for wells in its Main Pass 61, South Timbalier 21, East Cameron 334 and Eugene Island 275 and 330 fields.  To date, none of the company’s production, drilling activities or future plans has been materially affected by the deepwater Gulf of Mexico oil spill.
Within the ultra-deep shelf program, including Davy Jones and Blackbeard West, the McMoRan-operated partnership (in which the company has various interests) has identified 15 sub-salt prospects in shallow water near existing infrastructure.  The partnership’s near-term sub-salt-shelf drilling plans include the Blackbeard East and Lafitte exploratory wells and the delineation well at Davy Jones.
In February 2010, the Davy Jones discovery well on South Marsh Island Block 230 was drilled to a total depth of 29,000 feet.  As reported in January 2010, McMoRan logged 200 net feet of pay in multiple Eocene/Paleocene (Wilcox) sands in the well.  In March 2010, a production liner was set and the well was temporarily abandoned until necessary equipment for the completion is available.  Flow testing will be required to confirm the ultimate hydrocarbon flow rates from the well.  Long-lead-time equipment needed to complete, test and produce the well has been ordered, with first flow expected in the third calendar quarter of 2011.
On April 7, 2010, the partnership commenced drilling the Davy Jones offset appraisal well (Davy Jones #2) on South Marsh Island Block 234, two and a half miles southwest of the discovery well. The well is drilling below 12,000 feet on its way to a proposed total depth of 29,950 feet. Davy Jones #2 is expected to test similar sections up-dip to the discovery well, as well as deeper objectives, including potential additional Wilcox and possibly Cretaceous (Tuscaloosa) sections.
Davy Jones involves a large structure encompassing four lease blocks (20,000 acres). Energy XXI is funding 14.1 percent of the exploratory costs to earn a 15.8 percent working interest and 12.6 percent net revenue interest in Davy Jones.  The company’s investment in both wells at Davy Jones to date has totaled about $23 million.
The Blackbeard East exploration well commenced drilling on March 8, 2010 and is drilling below 19,000 feet. The well, which is located in 80 feet of water on South Timbalier Block
144, has a proposed total depth of 29,950 feet, targeting Middle and Deep Miocene objectives seen below 30,000 feet in Blackbeard West, nine miles away, as well as younger Miocene objectives.

Energy XXI is funding 16 percent of the exploratory costs to earn an 18 percent working interest and 14.35 percent net revenue interest in Blackbeard East. The company’s investment in the well to date has totaled about $10 million.
The Lafitte exploration well is expected to commence drilling in 2010 with Energy XXI funding 16 percent of the exploratory costs to earn an 18 percent working interest and a 14.6 percent net revenue interest.  Like Blackbeard East, Lafitte will target Middle and Deep Miocene objectives. Lafitte is located on Eugene Island Block 223 in 140 feet of water.

Forward-Looking Statements
All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. Energy XXI assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Competent Person Disclosure
The technical information contained in this announcement relating to operations adheres to the standard set by the Society of Petroleum Engineers. Tom O'Donnell, Vice President of Corporate Development, a registered Petroleum Engineer, is the qualified person who has reviewed and approved the technical information contained in this announcement.

About the Company
Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore.  Seymour Pierce is Energy XXI’s listing broker in the United Kingdom.  To learn more, visit the Energy XXI website at www.EnergyXXI.com.

ENERGY XXI (BERMUDA) LIMITED
CONSOLIDATED COSTS INCURRED, CAPITAL EXPENDITURES AND PROVED RESERVES
 (Unaudited)

	Year Ended June 30,
	2010	2009	2008
	(In Thousands)
Oil and Gas Activities
Exploration costs	$51,030	$121,554	$114,639
Development costs	92,949	168,134	205,681
Total	143,979	289,688	320,320
Administrative and Other	1,133	1,610	9,758
Total capital expenditures	145,112	291,298	330,078
Property acquisitions
Proved	250,795	—	38,124
Unproved	42,242	—	1,892
Total acquisitions	293,037	—	40,016
Asset retirement obligations, insurance proceeds and other – net	17,650	46,502	13,774
Total costs incurred	$455,799	$337,800	$383,868

	Crude Oil	Natural Gas	Total
	(MBbls)	(MMcf)	(MBOE)
Proved reserves at June 30, 2007	30,340	151,832	55,645
Production	(4,959)	(27,716)	(9,578)
Extensions and discoveries	2,520	7,410	3,755
Revisions of previous estimates	1,909	(11,033)	70
Sales of reserves	(21)	(141)	(45)
Purchases of minerals in place	176	8,846	1,651
Proved reserves at June 30, 2008	29,965	129,198	51,498
Production	(4,146)	(17,472)	(7,058)
Extensions and discoveries	971	32,383	6,368
Revisions of previous estimates	4,147	(10,447)	2,406
Sales of reserves	(64)	(247)	(105)
Proved reserves at June 30, 2009	30,873	133,415	53,109
Production	(5,352)	(15,534)	(7,941)
Extensions and discoveries	644	4,559	1,404
Revisions of previous estimates	3,123	5,200	3,990
Purchases of minerals in place	18,195	41,143	25,052
Proved reserves at June 30, 2010	47,483	168,783	75,614

Proved developed reserves
June 30, 2007	20,978	96,751	37,103
June 30, 2008	19,793	77,991	32,792
June 30, 2009	20,183	82,432	33,922
June 30, 2010	36,970	93,610	52,572

Glossary

Reserves:

Proved Oil and Gas Reserves –  Those quantities of crude oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing economic conditions, operating methods and government regulations — prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.  This definition has been abbreviated from the definition of “Proved oil and gas reserves” contained in Rule 4-10(a)(22) of SEC Regulation S-X.

Proved Developed Reserves – Reserves are categorized as proved developed if they are expected to be recovered from existing wells.

Probable Reserves – Those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered. This definition has been abbreviated from the applicable definition contained in Rule 4-10(a)(18) of SEC Regulation S-X.

Possible Reserves – Those additional reserves that are less certain to be recovered than probable reserves. This definition has been abbreviated from the applicable definition contained in Rule 4-10(a)(17) of Regulation S-X.

Contingent  Resources – Those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations, but the applied projects are not yet considered mature enough for commercial development due to one or more contingencies. Contingent resources may include, for example, projects where commercial recovery is dependent on technology under development, or where evaluation of the accumulation is insufficient to clearly assess commerciality.

Prospective Resources – Those quantities of petroleum estimated, as of a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects. Prospective resources have both an associated chance of discovery and a chance of development.

Other terms:

Barrel – unit of measure for oil and petroleum products, equivalent to 42 U.S. gallons.

BOE – barrels of oil equivalent, used to equate natural gas volumes to liquid barrels at a general conversion rate of 6,000 cubic feet of gas per barrel.

BOE/d – barrels of oil equivalent per day.

Field – an area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

MBBL – thousand barrels of oil.

MBOE – thousand barrels of oil equivalent.

CF – thousand cubic feet of gas.

MMBOE – million barrels of oil equivalent.

MMCF – million cubic feet of gas.

PV10 – the estimated present value of the resource, discounted at a 10 percent annual rate.

Enquiries of the Company

Energy XXI
Stewart Lawrence
Vice President, Investor Relations and Communications
713-351-3006
slawrence@energyxxi.com

Seymour Pierce
Nominated Adviser: Jonathan Wright, Jeremy Porter
Corporate Broking: Richard Redmayne
Tel: +44 (0) 20 7107 8000

Pelham Bell Pottinger
James Henderson
jhenderson@pelhambellpottinger.co.uk
Mark Antelme
mantelme@pelhambellpottinger.co.uk
+44 (0) 20 7861 3232